UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 12, 2008

PRECISION CASTPARTS CORP.

(Exact name of registrant as specified in its charter)

State of Oregon	1-10348	93-0460598
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

4650 S.W. Macadam Avenue, Suite 400, Portland, Oregon	97239-4254
(Address of principal executive offices)	(Zip Code)

(503) 417-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 12, 2008 the board of directors (the “Board”) of Precision Castparts Corp. (the “Company”) declared a dividend of one right for each outstanding share of common stock of the Company (the “Common Stock”) to shareholders of record as of 5:00 p.m. New York time on December 16, 2008 (a “Right”). A Right will attach to each share of Common Stock, of which there are 139,430,108 shares issued and outstanding as of the date hereof. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A No Par Serial Preferred Stock (the “Preferred Stock”) at a purchase price of $500, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated December 12, 2008 (the “Rights Agreement”) between the Company and The Bank of New York Mellon as Rights Agent.

The Rights will replace preferred share purchase rights that are currently attached to each share of Common Stock (the “Old Rights”), which will expire at 5:00 p.m. New York time on December 16, 2008. The Old Rights were issued pursuant to a Rights Agreement dated as of December 3, 1998 between the Company and the Rights Agent.

Initially, the Rights will be attached to the certificates representing outstanding shares of Common Stock, and no separate rights certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire from shareholders, beneficial ownership of 15 percent or more of the outstanding Common Stock (an “Acquiring Person”), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person, as such periods may be extended pursuant to the Rights Agreement.

Until a Distribution Date, (i) the Rights will be evidenced by and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after December 16, 2008 will contain a legend incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

The Rights are not exercisable until a Distribution Date and will expire at 5:00 p.m. New York time on December 15, 2018, unless earlier redeemed by the Company as described below.

As soon as practicable after a Distribution Date, rights certificates will be mailed to holders of record of the Common Stock as of the close of business on a Distribution Date, and thereafter the separate rights certificates alone will represent the Rights. Except as otherwise determined by the Board, the only Common Stock that will be issued with Rights is Common Stock issued prior to the earliest of (i) the time the Rights become exercisable or issued upon exercise or conversion of rights, warrants, options or convertible securities issued prior to the time the Rights become exercisable, (ii) a Redemption Date (as defined in the Rights Agreement) and (iii) the Final Expiration Date (as defined in the Rights Agreement).

In the event that any person becomes an Acquiring Person, each holder of a Right shall thereafter have the right to receive, upon exercise, in lieu of Preferred Stock, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the purchase price of the Right. However, Rights are not exercisable as described in this paragraph until such time as the Rights are no longer redeemable by the Company as set forth below. Notwithstanding any of the foregoing, if any person becomes an Acquiring Person all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will become null and void.

For example, at a purchase price of $500 per Right, each Right not owned by the Acquiring Person (or by certain related parties or transferees) following the event set forth in the preceding paragraph would entitle its holder to purchase $1,000 worth of Common Stock (or other consideration, as noted above) for $500. Assuming that the Common Stock had a per share value of $100 at such time, the holder of each valid Right would be entitled to purchase 10 shares of Common Stock for $500.

In the event that, at any time following a Distribution Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or in which shares of the Common Stock are exchanged for stock or other securities or property, or (ii) half or more of the Company’s assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the Right.

The purchase price payable and the number of one one-thousandths of a share of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the circumstances described in the Rights Agreement.

With certain exceptions, no adjustment in the purchase price or the number of shares of Preferred Stock issuable upon exercise of a Right will be required until cumulative adjustments would require an increase or decrease of at least one percent. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

At any time prior to the later of a Stock Acquisition Date (as defined in the Rights Agreement) and a Distribution Date, the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (payable in cash, Common Stock or other consideration), appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof. Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.001 redemption price.

At any time after a person becomes an Acquiring Person, the Board may exchange the Rights (other than Rights owned by such person or group that become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of an acquiring company as set forth above.

The Preferred Stock will not be issued until the Rights become exercisable and are exercised for Preferred Stock. The Preferred Stock will be non-redeemable. The Preferred Stock may rank on a lower priority in respect of the preference as to dividends and the distribution of assets with other classes or series of the Company’s preferred stock. Each share of Preferred Stock will be entitled to an aggregate of 1,000 times the cash and non-cash (payable in kind) dividends and distributions (other than dividends and distributions payable in shares of Common Stock) declared on the Common Stock. In the event of liquidation, the holders of Preferred Stock will be entitled to receive a liquidation payment in an amount equal to 1,000 times the payment made per share of Common Stock, plus an amount equal to declared and unpaid dividends and distributions thereon. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. The dividend and liquidation rights of the Preferred Stock are protected by antidilution provisions. Each share of Preferred Stock will be entitled to 1,000 votes (subject to certain adjustments) on all matters submitted to the shareholders.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is attached hereto as an exhibit.

Item 3.03	Material Modification to Rights of Security Holders

The disclosures set forth in Item 1.01 and Item 5.03 of this report are incorporated by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws

On December 12, 2008, the Board amended Article II, Section 4 of the Restated Articles of Incorporation of the Company to amend the Series A No Par Serial Preferred Stock of the Company, in connection with the adoption of the Rights Agreement described in Item 1.01 of this report. A copy of the Articles of Amendment is filed with this report as Exhibit 3.1.

Item 9.01	Financial Statement and Exhibits

(d)	Exhibits

3.1	Articles of Amendment to the Restated Articles of Incorporation of the Company.

4.1	Rights Agreement, dated as of December 12, 2008, between the Company and The Bank of New York Mellon, including the Form of Right Certificate as Exhibit A and Summary of Rights to Purchase Preferred Stock as Exhibit B.

99	Press Release, dated December 12, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 16, 2008

PRECISION CASTPARTS CORP.

/s/ SHAWN R. HAGEL
Shawn R. Hagel
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment to the Restated Articles of Incorporation of the Company.

4.1	Rights Agreement, dated December 12, 2008, between the Company and The Bank of New York Mellon, including the Form of Right Certificate as Exhibit A and Summary of Rights to Purchase Preferred Stock as Exhibit B.

99	Press Release, dated December 12, 2008